Exhibit 10.5

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT ("Agreement") is dated as of the 1st day of June, 2007, by and between GOLFLOGIX SYSTEMS (US) Inc. a company incorporated under the laws of the State of Nevada, and having its address at 3960 E. Expedition Way, Scottsdale, Arizona (the "Company"), and BRAD NIGHTINGALE, an individual (the "Executive"), residing at 1472 Weeping Willow, Oakville, Ontario, L6M 4N9.

1.	BACKGROUND

a)	The Company intends to hire the Executive furnish services to the Company on the terms and conditions hereinafter set forth.

b)	The parties desire to enter into this agreement setting forth the terms and conditions of the employment of the Executive with the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

2.	Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

3.	Term.

a)	The term (the "Term") of Executive's employment under this Agreement shall start on June 1, 2007 and shall continue thereafter unless terminated in accordance with Section 7.

4.	Duties. During the Term of this Agreement, Executive shall be employed as President of the Company, and the Board of Directors of the Company (the "Board") shall use its best efforts to cause him to be elected as a member of the Board. In these capacities, Executive shall be subject at all times to oversight by the Board, have overall responsibility for the management of the business of the Company. Executive hereby accepts such employment and agrees to perform the duties and responsibilities set forth herein.

5.	Place of Employment. The principal place of employment and office of the Executive shall be at the Company's headquarters in Phoenix, Arizona or such other location as may be required by the Company. Should the Executive be required to move to a new location of employment that requires Executive to relocate his place of residence, the Company will pay, subject to approval by the Board and upon submission of receipts and proper documentation, all reasonable moving costs related to the relocation of Executive to such new location..

6.	Compensation and Related Matters.

a)	Base Salary. As compensation for the performance by the Executive of his duties hereunder, the Company shall pay the Executive a minimum base salary (the "Base Salary") of:
i)	USD $70,000 for the period from June 1st, 2007 to December 31, 2007;
ii)	USD $120,000 for the 2008 calendar year, and
iii)	USD $144,000 for the 2009 calendar year, and
iv)	On January 1, 2010 and for each subsequent twelve (12) month period thereafter, the Executive's Base Salary will be increased by a the increase in the Cost of Living Index (as defined herein).

For purposes of this Agreement, the term "Cost of Living Index" shall refer to the percentage change increases only) of the Consumer Price Index ("CPI"), compiled by the United States Department of Labor, Bureau of Labor Statistics, Washington, D.C.

b)	Annual Bonus/Incentive Compensation. In addition to the Base Salary described in Section 6(a) above, Executive will have an opportunity to earn an annual incentive bonus based on full achievement of certain goals and objectives which are approved by the Company in its sole discretion.

c)	Additional Benefits.

i)	Vacation. Paid vacation of 4 weeks per year, which vacation shall be taken at such times as are mutually convenient to Executive and the Company. Executive shall not be entitled to carry over (or be paid out for) any unused vacation accrued during any calendar year to any succeeding year.

ii)	Expenses. Upon submission of receipts and proper documentation, the Company hereby agrees to reimburse Executive for expenses incurred by Executive in connection with business travel, including parking, tolls, lodging and meals, business entertainment, dues, subscription fees, and subject to prior Board approval, membership fees to any professional association, organization or club related to the Company's business of which Executive is a member or shall become a member during the Term hereof.

iii)	Automobile. During the term of this Agreement, the Company shall provide Executive with an automobile for his exclusive use for business purposes, and shall pay for all business costs of operation thereof, including but not limited to maintenance, repairs, insurance, fuel, and all other costs necessary and incident thereto. The selection of the make and model of an automobile shall be at the discretion of Executive with the lease cost of the vehicle not to exceed $1,000 per month including all taxes.

iv)	Payment. The amounts of Base Salary, incentive compensation, and other payments and benefits as specified herein shall be paid from time to time in such manner as shall be agreeable between Executive and the Company.

7.	Termination. The Executive's employment hereunder may be terminated as follows:

a)	Death. The Executive's employment shall terminate upon his death, and the date of his death shall be the Date of Termination.

b)	Disability. If Executive shall fail or become unable to substantially perform his duties hereunder due to illness or other incapacity (as determined by a medical doctor mutually agreed to by the Executive or his legal representative and the Company) and such illness or incapacity shall continue for a period of more than 180 consecutive days ("Disability"), the Company may terminate the Executive's employment hereunder. In this event, the Date of Termination shall be 30 days after notice of termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period).

c)	Cause. The Company may terminate the Executive's employment for cause ("Cause"). For the purposes of this Agreement, Cause shall be defined to include such cause which at law gives rise to the immediate termination of the Executive's employment without notice or compensation in lieu of notice, and shall include without limiting the generality of the forgoing:

(1)	the willful failure by the Executive to perform substantially the Executive's duties as an employee of the Company (other than due to physical or mental illness)

(2)	the Executive's engaging in misconduct that is materially injurious to the Company or any subsidiary or any affiliate of the Company;

(3)	the Executive's having been charged or convicted of a criminal offence that places into question the Executive's character or trustworthiness; ;

(4)	the material breach by the Executive of any written covenant or agreement not to compete with the Company or any subsidiary or any affiliate; or

(5)	the breach by the Executive of his duty of loyalty to the Company.

d)	Termination by Company. The Company may terminate the Executive's employment hereunder at any time without cause or reason by giving written notice to the Employee, in which event such termination shall become effective as specified in the written notice of termination.
e)	Termination by Executive. Executive may terminate his employment hereunder by giving written notice to the Company, in which event such termination shall become effective 60 days after the giving of written notice thereof, or earlier as may be specified by the Company after receipt of Executive's Notice of Termination.

f)	Notice of Termination. Any purported termination of the Executive's employment (other than termination as a result of the Executive's death pursuant to Section 7(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon.
g)	Termination Benefits. Upon the termination of this Agreement by the Company without cause in accordance with Section 7(d), the Company will provide the Executive (at the Company's sole discretion) with either notice, or a severance payment in lieu of notice based on the total period of the Executive's employment with the Company, calculated in accordance with the following table::

Period of Employment with Company	Total Notice OR Severance Payment
Less than 2 years:	6 months' notice OR 6 months' Base Salary in lieu of notice
2 years or more:	6 months' notice plus 2 additional month's notice for each completed year of employment after 2 years, up to a maximum total of 12 months' notice, OR, 6 months' Base Salary plus 2 additional months' Base Salary for each completed year of employment after 2 years, up to a maximum total of 12 months' Base Salary in lieu of notice

For greater clarity it is confirmed that:

i)	the Company shall be under no obligation to pay compensation in lieu of notice, or any other severance, compensation, bonus, damages, restitution, relocation benefits, or other benefits upon termination of the Executive's employment in accordance with Sections 7(a) (Death), 7(b) (Disability), 7(c) (Cause) or 7(e) (Termination by Executive); and
i)	the severance terms set out in the above table are inclusive of and not in addition to any compensation for length of service or severance to which the Executive may be entitled under any applicable employment standards legislation. All severance payments in lieu of notice, shall be calculated on the basis of the Executive's Base Salary at the time of the termination and shall be subject to usual and customary employee payroll practices and all applicable withholding requirements. Except for the notice or severance payments set out in the above table the Executive shall not be entitled to any further severance, compensation, bonus, damages, restitution, relocation benefits, or other benefits upon termination of the Executive's employment and any amounts in excess of any statutory compensation due to the Executive shall not be payable by the Company until the Executive has provide to the Company a signed Release of All Claims in a form prescribed by the Company.

8.	Non-competition and Confidentiality.

a)	Non-competition. In recognition of the foregoing agreements, in the event that Executive's employment pursuant to this Agreement is terminated for any reason by either party:

i)	Executive agrees that he shall not for period of 24 months following the date of termination, participate in the formation, ownership, management, operation or control of, or be connected in any manner with, any existing or proposed company involved in the development, manufacture, promotion, distribution or sale of GPS related golf equipment (the "Golf GPS Business"), or any investor group forming or proposing to form a company that engages in the Golf GPS Business in Canada ; and

ii)	if the termination of Executive is by the Company without cause, Executive agrees that the period of non-competition described in subparagraph (1) above shall be for a term of 12 months instead of 24 months.

b)	Confidentiality. The Executive acknowledges that he is employed in a senior capacity and that as such is at all times under a fiduciary obligation to act in the best interest of the Company. The Executive also acknowledges that he has a duty to maintain in strict confidence all information acquired by the Executive in the course of employment with the Company which is not public knowledge. Specifically the Executive agrees that "Confidential Information" shall include:
i)	information regarding the Company's business operations, methods and practices, including marketing strategies, product pricing, margins and hourly rates for staff, costs and all information regarding the financial affairs, shareholders and investors of the Company,
ii)	the names of the Company's customers and clients, the names of the suppliers of products or services to the Company and the nature of the Company's relationships with such customers, clients and suppliers, and
iii)	any other trade secret or confidential or proprietary information of the Company including, business plans, concepts, techniques, processes, designs, data, software programs, formulas, development or experimental work, work in process or other know-how;

The Executive agrees to never during the term of his employment (other than in the performance of his employment duties) or at any time thereafter:

iv)	to divulge Confidential Information to any third party without the Company's express written consent;

v)	to use the Company's name or any Confidential Information to promote directly or indirectly the business of any third party;

The Executive agrees to return to the Company immediately on termination of his employment all of the Company's property and any document containing Confidential Information in the Executive's possession.

c)	Non-Solicitation. The Executive also agrees that during the term of his employment with the Company, and for a period of 24 months immediately following the Executive's resignation or termination for any reason, the Executive will not, directly or indirectly, solicit:
i)	any current, or prospective Company customer, client, supplier or any other person, firm or corporation in the habit of dealing with the Company, for the purpose of buying from, selling or supplying to such customer, client, supplier, person or firm any products or services which are competitive with the Company's Golf GPS Business; or
ii)	induce or attempt to induce any employee, or consultant of the Company to terminate their employment or consulting agreement with the Company.

d)	Assignment of Works. The Executive agrees that all designs, inventions, discoveries, improvements, software, copyright, know-how or other intellectual property, whether or not patentable or copyrightable, created by the Executive:
i)	at any time during the course of the Executive's employment, or
ii)	during a 6 month period after termination of the Executive's employment for any reason,

(collectively the “Works”)

shall be the sole and absolute property of the Company. The Executive hereby irrevocably waives all moral rights in the Works and assigns and transfers to the Company his entire right, title and interest in such Works. The Executive further agrees to keep and maintain adequate and current written records of all Works made, which records shall be available at all times to the Company and shall remain the sole property of the Company. The Executive agrees to assist the Company in obtaining and enforcing, for the Company's benefit, patents, copyrights and any other protections for all Works. The Executive agrees at the Company's request, to execute, all applications, assignments, instruments and papers and perform all acts that the Company deems necessary to obtain any patents, copyrights or other protection in such Works and to protect the Company's interest in the Works.

9.	Assignment. This Agreement shall not be assignable by the Executive. This Agreement may be assigned by the Company without the prior written consent of the Executive in the following circumstances:

a)	It may be assigned by the Company to any person or entity acquiring all or substantially all of the assets thereof; and

b)	Company shall have the right to assign all or any portion of its rights hereunder to the any other subsidiary.

10.	Severability of Provisions. If any of the provisions of this Agreement or the application of any such provision shall for any reason be held invalid by a court of competent jurisdiction, such invalidity shall not affect or impair any other provision, it being the intention of the parties that such other provisions shall be and remain in full force and effect.

11.	Compliance with Applicable Laws. Executive agrees to comply with all laws and regulations in the conduct of his duties and obligations under this Agreement, and to comply with all regulations, resolutions, and policies of the Company.

12.	Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when delivered at the addresses set forth below or to such changed address as such party may have fixed by notice to the other party.

If to Company:

GolfLogix Systems (US) Inc.

3960 E. Expedition Way

Scottsdale, Arizona

If to Executive:

Mr. Brad Nightingale

1472 Weeping Willow

Oakville, ON

L6M 4N9

13.	No Conflict with Prior Obligations. The Executive hereby represent and warrant to the Company that he is not a party to any agreement, or otherwise bound by any duty to another party that may, in any way, restrict the Executive's right or ability to enter into this Agreement or perform the Executive's employment duties under this Agreement. The Executive further represent and warrant that in performing the Executive's employment duties under this Agreement he will not disclose or use any confidential information belonging to any prior employer or other persons or entities.

14.	Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, and any corporation which may acquire all or substantially all of the Company's assets or into which the Company may be consolidated or merged, and shall inure to the benefit of Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there be no such designee, to the Executive's estate.

15.	Governing Law/Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada. The parties hereto agree to consent to the jurisdiction and venue of the courts of the Province of British Columbia.

16.	Entire Agreement. This Agreement represents the entire agreement of the parties, and supersedes all prior understandings and agreements between the parties relating to the subject matter of the employment of Executive. Subject to changes to the Executive's position, compensation or benefits, this Agreement may not be modified or amended except by an instrument in writing signed by all of the parties hereto. It is further acknowledged that should the Executive's position, compensation or benefits change over time, it is agreed that this Agreement shall be deemed to have been amended to incorporate such changes. For greater certainty it is however confirmed that any changes to the Executive's position, compensation or benefits during the Executive's employment with the Company shall not affect in any way the continued validity of the remaining provisions of this Agreement, including without limitation the Confidentiality, Non-Solicitation, Assignment of Works and Termination provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year above first written.

WITNESS:

_________________________________	_________________________________
BRAD NIGHTINGALE

GOLFLOGIX SYSTEMS (US) INC.

_________________________________	_________________________________
NAME and POSITION	SIGNATURE